Exhibit C

                                    GPU, Inc.
                  300 Madison Avenue, Morristown, NJ 07962-1911


                                   Certificate


        Pursuant to the requirements of Rule 58 of the Public Utility Holding Company Act of 1935, the undersigned certifies that:

               A copy of quarterly report on Form U-9C-3, for the period ended June 30, 1998, was filed with the state commissions having jurisdiction over the electric retail rates of GPU's public utility subsidiary companies. The names and addresses of these state commissions are as follows:

                   New Jersey Division of Energy
                   Board of Public Utilities
                   Two Gateway Center
                   Newark, NJ 07102

                   Commonwealth of Pennsylvania*
                   Public Utility Commission
                   P.O. Box 3265
                   Harrisburg, PA 17105-3265



*A conformed copy of the publicly available report was filed with the Pennsylvania Public Utility Commission.




November 24, 1998
                                            By /s/ P. R. Chatman
                                                ---------------------
                                               P. R. Chatman,
                                               Assistant Comptroller -
                                               GPU Service, Inc.




Note:       Pennsylvania  Electric Company ("Penelec") is also subject to retail
----        rate  regulation  by the New York  Public  Service  Commission  with respect to retail service to approximately 3,700 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.